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Exhibit 16

October 14, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 14, 1997, of Hechinger Company and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

We were notified on October 7, 1997 of our dismissal as auditors of the Company, effective immediately.




                                            Ernst & Young LLP